Exhibit 99.1

[Press release]

OLIVIER FILLIOL JOINS METTLER TOLEDO BOARD OF DIRECTORS

COLUMBUS, Ohio, USA – December 18, 2008 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that its Chief Executive Officer Olivier Filliol has been appointed to its Board of Directors, effective January 1, 2009.  The Company also announced that Robert F. Spoerry will continue to serve as Chairman of the Board.

Mr. Spoerry stated, “I am very pleased that the management succession announced a year ago has gone so well.  We are happy to be appointing Olivier to join the Board as well, and look forward to his contributions to the Board.”

METTLER TOLEDO is a leading global supplier of precision instruments and services.  The Company is the world’s largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications.  The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development.  In addition, the Company is the world’s largest supplier of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications.  Additional information about METTLER TOLEDO can be found at “www.mt.com.”

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties.  For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see “Factors affecting our future operating results” in Part I, Item A, of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2007.  The Company assumes no obligation to update this press release.